Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83414, 333-80995, 333-113258, 333-159393, 333-186881,333-214398, 333-218092, 333-233022, and 333-258580 on Form S-8 and Registration Statement Nos. 333-192570, 333-202945 and 333-238490 on Form S-4 of our reports dated February 24, 2022, relating to the consolidated financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of R.R. Donnelley & Sons Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 24, 2022